FREIT Announces Fourth Quarter Fiscal 2018 Results

HACKENSACK, NJ, December 20, 2018 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the three and twelve months ended October 31, 2018. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Three Months Ended		For the Twelve Months Ended
	October 31,		October 31,
($ in thousands, except per share amounts)	2018	2017	2018	2017

AFFO Per Share - Basic & Diluted	$0.42	$0.34	$1.63	$0.95
Dividends Per Share	$0.05	$0.00	$0.15	$0.15

Total Average Residential Occupancy (a)	95.6%	92.3%	94.4%	83.8%
Average Residential Occupancy Excluding Rotunda ICON (b)	95.2%	97.4%	95.3%	96.0%
Average Occupancy at the Rotunda ICON	96.8%	78.7%	91.9%	51.3%

Total Average Commercial Occupancy	77.7%	75.0%	76.8%	75.7%
Average Commercial Occupancy Excluding Rotunda Retail (c)	77.6%	76.6%	77.2%	79.3%
Average Occupancy at the Rotunda Retail	78.2%	63.5%	73.8%	48.2%

(a) Average occupancy rate excludes the Maywood, New Jersey ("Hammel Gardens") property from the twelve months ended October 31, 2017 as the property was sold in June 2017.

(b) Occupancy metrics exclude the 379 leasable units at the Rotunda Icon which reached a stabilized occupancy rate by the end of the third quarter of Fiscal 2018.

(c) Occupancy metrics exclude the 156,000 square feet of Rotunda retail leasable space as the Rotunda was substantially completed in the third quarter of Fiscal 2016 and is in the lease-up phase.

“The Icon at the Rotunda property has reached stabilized occupancy and FREIT’s residential portfolio is well-positioned heading into Fiscal 2019,” said Robert S. Hekemian, Jr., Chief Executive Officer and Trustee of FREIT. “Within the commercial portfolio, we remain focused on leasing space to drive additional revenue, earnings and cash flow for shareholders. The retail space at the Rotunda is 84.1% leased and 78.2% occupied as of October 31, 2018.”

Robert S. Hekemian, Jr. further stated, “Additionally, we continue to actively evaluate our portfolio to enhance long-term shareholder value.”

“The Board of Trustees remains encouraged by the improvement in the Company’s operating results,” said Ronald J. Artinian, Chairman of the Board. “Further, our ample cash balance provides significant financial flexibility as we thoughtfully reposition the portfolio.”

Results for the Quarter

Real estate revenue increased 8.4% to $14.8 million for the three months ended October 31, 2018 as compared to $13.7 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property.

Net income attributable to common equity (“net income”) was $0.4 million or $0.06 per share basic and diluted for the three months ended October 31, 2018 as compared to a relatively flat net income for the prior year’s comparable period.

Included in net income for the three months ended October 31, 2018 was a consolidated net loss of approximately $0.6 million at the Rotunda property as the property continues to lease-up and occupy the retail space.

Included in net income for the three months ended October 31, 2017 was a consolidated net loss of $0.9 million at the Rotunda property driven by higher operational costs as the property was leasing up the new retail space and residential units and increased real estate taxes related to the reassessment resulting from completion of the Rotunda project. (Refer to “Table of Revenue & Net Income Components”).

Results for the Twelve Months

Real estate revenue increased 12.3% to $58 million for the twelve months ended October 31, 2018 as compared to $51.6 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property offset partially by the loss of revenue from Macy’s vacating the Preakness Shopping Center in Wayne, New Jersey in April 2017.

Net income was $1.5 million or $0.21 per share basic and diluted for the twelve months ended October 31, 2018 as compared to $13.1 million or $1.92 per share basic and diluted for the prior year’s comparable period. Excluding the $14.3 million net impact of the sale of the Hammel Gardens property, net income for the twelve months ended October 31, 2017 was a net loss of $1.1 million or ($0.17) per share.

Included in net income for the twelve months ended October 31, 2018 was the following: a consolidated net loss of $1.8 million at the Rotunda property as the property continues to lease-up the new retail space and residential units (inclusive of a $2.2 million real estate tax refund and credit at the Rotunda Icon property with a consolidated impact to FREIT of approximately $1.3 million); a loan prepayment cost of $1.2 million related to the Pierre Towers, LLC loan refinancing in January 2018 with a consolidated impact to FREIT of approximately $0.8 million.

Included in net income for the twelve months ended October 31, 2017 was the following: a $15.4 million gain from the sale of FREIT’s Hammel Gardens property on June 12, 2017 offset by a $1.1 million loan prepayment cost related to this sale; a consolidated net loss of $4.6 million at the Rotunda property driven by higher operational costs as the property was leasing up the new retail space and residential units and increased real estate taxes related to the reassessment resulting from completion of the Rotunda project; a $620,000 lease termination fee payment made by Wayne PSC, LLC, owner of the Preakness Shopping Center in Wayne, New Jersey, with a consolidated impact to FREIT of approximately ($250,000). (Refer to “Table of Revenue & Net Income Components”).

Table of Revenue & Net Income Components

	For the Three Months Ended October 31,			For the Twelve Months Ended October 31,
	2018	2017	Change	2018	2017	Change
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$6,744	$6,414	$330	$26,149	$24,748	$1,401
Residential properties	8,103	7,277	826	31,848	26,886	4,962
Total real estate revenues	14,847	13,691	1,156	57,997	51,634	6,363

Operating expenses:
Real estate operations	6,539	6,830	(291)	24,883	26,233	(1,350)
Lease termination fee (a)	—	—	—	—	620	(620)
General and administrative	557	457	100	2,305	2,129	176
Depreciation	2,942	2,782	160	11,515	10,669	846
Total operating expenses	10,038	10,069	(31)	38,703	39,651	(948)

Operating income	4,809	3,622	1,187	19,294	11,983	7,311

Financing costs (b)	(4,559)	(4,056)	(503)	(18,667)	(15,762)	(2,905)

Investment income	66	61	5	267	206	61

Gain on sale of property	—	—	—	—	15,395	(15,395)

Loan prepayment costs relating to property sale	—	—	—	—	(1,139)	1,139

Unrealized gain on interest rate cap contract	32	—	32	72	—	72

Net income (loss)	348	(373)	721	966	10,683	(9,717)

Net loss attributable to noncontrolling interests in subsidiaries	85	371	(286)	517	2,433	(1,916)
Net income (loss) attributable to common equity	$433	$(2)	$435	$1,483	$13,116	$(11,633)

Earnings per share - basic and diluted	$0.06	$(0.00)	$0.06	$0.21	$1.92	$(1.71)

Weighted average shares outstanding:
Basic and Diluted	6,903	6,850		6,883	6,833

(a) Expense for lease termination fee paid to Macy's to terminate the lease and take possession of the space at the Preakness Shopping center located in Wayne, NJ

(b) Included in the twelve months ended October 31, 2018 is a $1.2 million loan prepayment cost related to the Pierre Towers, LLC loan refinancing on January 8, 2018

Dividend

The Board of Trustees declared a fourth quarter dividend of $0.05 per share which was paid on December 14, 2018 to shareholders of record on December 1, 2018.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Three Months Ended October 31,			For the Twelve Months Ended October 31,
	2018		2017	2018		2017
	(In Thousands of Dollars, Except Per Share Amounts)			(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$348		$(373)	$966		$10,683
Depreciation of consolidated properties	2,942		2,782	11,515		10,669
Amortization of deferred leasing costs	242		253	739		634
Distributions to minority interests	(196	)(b)	(60)	(626	)(b)	(420)
Gain on sale of property	—		—	—		(15,395)
Loan prepayment costs relating to property sale	—		—	—		1,139
FFO	$3,336		$2,602	$12,594		$7,310

Per Share - Basic and Diluted	$0.48		$0.38	$1.83		$1.07

(a) As prescribed by NAREIT.
(b) FFO excludes from the three and twelve months ended October 31, 2018 the distribution of proceeds to the minority interest in the amount of approximately $1.6 million related to funds previously held in escrow that were released to Damascus Centre, LLC and FFO excludes from the twelve months ended October 31, 2018 the distribution of proceeds to minority interest in the amount of approximately $6 million related to the refinancing of the loan for Pierre Towers, LLC, owned by S And A Commercial Associates Limited Partnership which is a consolidated subsidiary.

Adjusted Funds From Operations ("AFFO")

FFO	$3,336		$2,602	$12,594		$7,310
Deferred rents (Straight lining)	(250)		(82)	(605)		(634)
Capital Improvements - Apartments	(163)		(168)	(738)		(798)
Lease termination fee	—		—	—		620
AFFO	$2,923		$2,352	$11,251		$6,498

Per Share - Basic and Diluted	$0.42		$0.34	$1.63		$0.95

Weighted Average Shares Outstanding:
Basic and Diluted	6,903		6,850	6,883		6,833

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $392 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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